EXHIBIT 5.2

OPINION OF DAVIS POLK & WARDWELL

November 7, 2003

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, Pennsylvania 18612

Ladies and Gentlemen:

We have acted as counsel to Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of (i) $300,000,000 aggregate principal amount of the Company’s 3.25% Convertible Notes due 2023 (the “Notes”), issued pursuant to an indenture (the “Indenture”) between the Company and the Bank of New York, as trustee, and (ii) 5,263,170 shares of the Company’s Common Stock, par value $1.00 per share, issuable upon conversion of the Notes pursuant to the Indenture.

We have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell